CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.2 to Registration Statement on Form N-2, of our report dated February 20, 2025 relating to the financial statements and financial highlights of TCW Strategic Income Fund, Inc. (the “Company”), appearing in the Annual Reports on Form N-CSR of TCW Strategic Income Fund, Inc. for the year ended December 31, 2024, and to the references to us under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Los Angeles, California

December 18, 2025